Exhibit 10.15

AMENDED & RESTATED PROMOTION AGREEMENT (PERSONAL LOANS)

This Amended & Restated PROMOTION AGREEMENT (“Agreement”) is made as of May 11, 2020 (“Effective Date”) by and between Upstart Network, Inc., a Delaware corporation with its principal office located at 2950 S. Delaware St., #300, San Mateo, CA 94403 (“Advertiser”) and Credit Karma Offers, Inc., a Delaware corporation with its principal office located at 760 Market St., 10th Floor, San Francisco, CA 94102 (“Company”).

RECITALS

WHEREAS, Company and Advertiser previously entered into that certain Promotion Agreement (Personal Loans) dated August 1, 2014, including all addenda and amendments entered into from time to time by the parties (the “Existing Agreement”);

WHEREAS, Company and Advertiser wish to amend and restate the Existing Agreement in its entirety;

WHEREAS, Advertiser provides an online platform to deliver financial products and services to consumers on behalf of itself and financial institutions that Advertiser partners with;

WHEREAS, Company owns and operates the Company Website through which Company offers Company Customers access to a credit score and other financial products and services;

WHEREAS, Company and Advertiser each believe it would be beneficial to their respective businesses to offer the Advertiser Products to Company Customers upon the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, Advertiser and Company hereby agree to the following terms and conditions:

1. DEFINITIONS. Capitalized terms defined in this document shall have the meaning set forth in this Section or elsewhere in this Agreement, as applicable.

1.1. “Advertiser Products” means the financial products offered by either Advertiser or an Upstart Partner (defined below) and for which Company intends to refer potential Company Customers to Advertiser or Upstart Partner, as applicable.

1.2. “Advertiser Website” means www.upstart.com and any related landing pages or successor sites operated in connection with Advertiser’s or its affiliates’ business or Upstart Partners.

1.3. “Application” means a personal loan application that is completed and submitted by a Company Customer on the Advertiser Website.

1.4. “Claim” means any claim, legal or equitable, cause of action, suit, litigation, proceeding (including a regulatory or administrative proceeding), grievance, complaint, demand, charge, investigation, audit, arbitration, mediation or other process for settling disputes or disagreements, including, without limitation, any of the foregoing processes or procedures in which injunctive or equitable relief is sought.

1.5. “Click ID” means the sequential number assigned by the Company to a member “click” on an offer on the Company Website.

1.6. “Company Customer” means an individual who visits the Company Website.

1.7. “Company Website” means www.creditkarma.com and any related landing pages or successor sites operated in connection with Company’s business, including any marketing efforts (via email, call center, or any other medium) related to Company Website.

1.8. “Funded Loan” means a loan to a Company Customer resulting from an Application that was submitted: a) after clicking (or otherwise affirmatively acting) on a Promotion, and b) within thirty (30) days following Company Customer’s click (or other affirmative act) of the Promotion.

1.9. “Governmental Authority” means any federal, state, local, foreign or supranational government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

1.10. “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, award or determination entered by or with any Governmental Authority.

1.11. “Indemnified Party” means the party seeking indemnification pursuant to Section 11 of this Agreement.

1.12. “Indemnifying Party” means the party obligated to indemnify the Indemnified Party under this Agreement.

1.13. “Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, Governmental Order, other requirement or rule of law of any Governmental Authority applicable to matters related to this Agreement.

1.14. “Loan Record(s)” means the records kept in the normal course of business by Advertiser, in accordance with Law, or by Advertiser on behalf of Upstart Partners, related to each loan funded by Advertiser or Upstart Partner, as applicable, through the Advertiser Website including, but not limited to, the name of the borrower.

1.16. “Losses” means and includes any loss, assessment, fine, penalty, deficiency, interest, payment, expense, cost, debt, indebtedness, liability, lien, judgment or damage, which is sustained, incurred or accrued.

1.17. “Marks” means all trade names, domain names, trademarks, service marks, logos and other distinctive brand features of a party. Marks shall include Upstart Partner’s Marks if previously agreed to by Upstart Partner in writing (including electronic mail).

1.18. “Promotional Materials” mean the materials, which may include text, images, audiovisual materials, scripts, logos, and the like, that relate in any way to Advertiser, an Upstart Partner, the Advertiser Products or the Promotion, and in each case, the form of which is approved in advance by Advertiser.

1.19. “Promotion” means Company’s displaying of the Advertiser Products as a personal loan product to Company Customers.

1.20. “Upstart Partner” means the financial institution that funds, offers, or markets the Advertiser Products.

2. PROMOTION.

2.1. General. Company may, in its sole discretion, offer the Promotion through the Company Website. Company may provide Promotional Materials that describe the Promotion to Company Customers. If Company offers the Promotion through the Company Website, Company agrees that only Company Customers who click through a link or otherwise affirmatively act in order to be referred to the Advertiser Website shall be forwarded to the Advertiser Website. Company agrees that any changes to any page of the Company Website on which a Promotion is offered under this Agreement will not violate Advertiser’s Compliance Requirements as set forth in Exhibit D. Company agrees not to impose any fees or charges on Company Customers for access to the Promotion. Advertiser shall deliver to Company, in a form reasonably satisfactory to Company, (i) a rate matrix, (ii) the jurisdictions in which Advertiser is licensed to conduct business, (iii) marketing bullets related to the Promotion and (iv) any other materials reasonably requested by Company. The parties shall mutually agree to the list of Upstart Partners for a Promotion, including any changes thereto, prior to the launch of any Promotion in connection with such Upstart Partner, where agreement via electronic mail shall be sufficient. If Advertiser wishes to add or remove an Upstart Partner connected to a Promotion from the then-current list, Advertiser shall provide advanced reasonable notice to Company in writing, where notice via electronic mail shall be sufficient.

2.2. Tracking ID. Advertiser will enable and provide support for tracking and reporting of Company Click ID appended to Advertiser offer link. Advertiser agrees that such support for the Click ID variable capability shall be operational at all times during the term of this Agreement. Such unique tracking ID shall be deemed Confidential Information pursuant to Section 4 hereof.

2.3. Pre-Qualification Process. In the event that Advertiser and Company mutually determine that the Promotion may include the display of Advertiser Products to Company Customers via Company’s pre-qualification platform, this Section 2.3 shall apply.

(a)

Pre-Qualification Process. In addition to displaying product offers as authorized under the Agreement, Company may display product offers to Company Customers through its pre-qualification platform in accordance with this Section 2.3. Company may offer Company Customers the opportunity to submit certain personal information (“Customer Data”) to Advertiser on Company Customers’ behalf (the “Pre-Qualification Request”) so that Advertiser may determine through the Advertiser Pre-Qualification API (“Advertiser API”) if such customers are pre-qualified for one or more Advertiser Products (“Stage 1”). In response to Pre-Qualification Requests through the Advertiser API, Advertiser will notify Company of the offers Advertiser determines are available to the Company Customer for pre-qualification in accordance with the Advertiser’s or Upstart Partner’s, as applicable, then-current pre-qualification evaluation criteria, consistently applied (the “Pre-Qualified Offers”), and Company will use its reasonable best efforts to display such Pre-Qualified Offers to the Company Customer (“Stage 2”). Following Stage 2, the Company Customer will be presented the opportunity to choose to apply for any Pre-Qualified Offer with Advertiser or Upstart Partner.

(b)

Pre-Qualified Offers. For the avoidance of doubt, the content of the Pre-Qualified Offers shall be considered “Promotional Materials” under Sec. 1.18 of the Agreement. Any changes to Promotional Materials shall be made according to the process document attached hereto as Exhibit C, with which both parties agree to use commercially reasonable efforts to comply.

(c)

Customer Data. The parties agree that Customer Data submitted at Stage 1 shall remain the sole property of Company, and shall be deemed Company’s Confidential Information under the terms of the Agreement unless and until the Company Customer submits an Application through the Advertiser Website, following Stage 2, and until then, Advertiser shall not disclose, share, rent, sell, or transfer to any third party such Customer Data, and Advertiser shall not use such Customer Data for any purpose other than processing the Pre-Qualification Request as described herein. Advertiser shall not assume any ownership of the Customer Data unless and until the Company Customer submits an Application through the Advertiser Website following Stage 2. Advertiser understands that the Customer Data is verified solely by the Company Customer and provided to Advertiser on the Company Customer’s behalf, and Company makes no warranties as to the accuracy of such Customer Data and expressly disclaims any liability with respect thereto. In no event shall Company be liable for inaccuracies or omissions in the Customer Data. For the avoidance of doubt, a rate request on the Advertiser site is an “Application” for the purposes of this Section 2.3.

(d)

Advertiser API. Subject to the terms and conditions of this Agreement, Advertiser grants Company a nonexclusive, non-transferable, non-sublicensable, royalty-free, revocable license to the Advertiser API during the Term solely to facilitate access to Pre-Qualified Offers. Both parties acknowledge that Advertiser does not provide any warranties or indemnification for the API or any applicable documentation (“Licensed Material”). Company may not: (a) modify, translate, reverse engineer, decompile, or disassemble the Licensed Material (b) sell, assign, license, disclose, or otherwise transfer or make available the Licensed Material or any copies of the Licensed Material in any form to any third parties; or (c) remove or alter any proprietary notices or marks on the Licensed Material.

(e)

Unavailability. In the event Advertiser’s API or other mutually agreeable processing mechanism for Pre-Qualification Requests is Unavailable (as defined below) for at least fifteen (15) minutes but less than one hour, Advertiser shall notify Company as soon as is reasonably practicable, but in any event, within twenty-four (24) hours of the interruption. In the event Advertiser is Unavailable for more than one (1) hour, Advertiser shall notify Company immediately. For purposes of this subsection, notification of Company’s designated primary contact person by e-mail or phone shall be deemed sufficient, so long as receipt is acknowledged. For the purposes of this paragraph (e), “Unavailable” means that Advertiser’s processes that are required to accept and/or return a response to a Pre- Qualification Request are experiencing severe performance degradation, inaccessibility, or inoperability.

2.4. Lightbox Offers. In the event that Advertiser and Company mutually determine that the Promotion may include the display of Advertiser Products to Company Customers via Company’s integrated targeting process by which the Company will process certain Customer Data through Advertiser’s Model(s) (as defined below) hosted in Company’s environment, before delivering the result, together with certain Customer Data, to Advertiser, such process being referred to herein as “Lightbox,” this Section 2.4 shall apply.

(a)	License and Delivery of Model(s) and Updates.

i.

Prior to launch of the Promotion for any Advertiser Product via Lightbox, Advertiser shall securely deliver to Company, or develop in Company’s model-building environment (“MBE”), software code that will apply Advertiser’s targeting criteria, Model(s) and other requirements for a particular Advertiser Product to a Company Customer (collectively, the “Model(s)”) in an electronic format to be mutually agreed upon by the Parties.

ii.

So long as Advertiser’s Lightbox Promotion remains active, Advertiser shall securely deliver to Company or revise in Company’s environment all updates to the Model(s) promptly upon the availability thereof.

iii.	Advertiser shall further provide to the Company its target rates and such other information as may be required to accurately display the Promotion and is reasonably requested by Company.

iv.

Subject to the terms of this Agreement, Advertiser hereby grants to Company a limited, revocable, nonexclusive, non-transferable, non- sublicenseable, royalty-free right and license to use and store the Model(s) solely for the purpose of performing its obligations under this Agreement. Company may not reverse engineer or provide the Model, in whole or in part, to any third party. For purposes of clarification, Advertiser retains all right, title and interest in and to the Model(s) including any reproductions and/or derivative works based upon the Model(s), excluding the Lightbox Result, defined below (collectively, “Advertiser Intellectual Property”) and nothing in this Agreement shall (or shall be construed to) restrict, impair, transfer, license, convey or otherwise alter or deprive Advertiser of any of its rights or proprietary interests in any intellectual property, content, data, information or any other materials or rights, tangible or intangible. Such Advertiser Intellectual Property will be considered Advertiser’s Confidential Information under the terms of this Agreement.

v.

Advertiser shall not permit any personnel of Upstart Partner to gain access to the MBE unless such access is authorized by Company in writing, and Advertiser’s breach of the foregoing constitutes a material breach of this Agreement.

(b)	Lightbox Process. The Parties agree that the Company may display the Promotion to Company Customers via the Lightbox process.

i.

During the Lightbox process, Company will submit Customer Data for processing through the Model(s) hosted on Company’s servers or on cloud servers controlled by Company, which will return the result to Company (the “Lightbox Result”).

ii.

During the Term, upon Advertiser’s request, but not more than once per calendar month, Company shall use commercially reasonable efforts to provide an audit log in connection with access to Advertiser’s Model (the “Audit Log”). The Audit Log shall include the user name, time of access, and object that was accessed.

iii.

Company may then present a Company Customer with an invitation to apply for Advertiser Products, labelled with a badge indicating the Lightbox Result by designating the offer as “pre-approved,” “excellent,” or some other designation to be mutually agreed upon by the Parties (“Lightbox Offer”).

iv.

If the Company Customer elects to pursue a Lightbox Offer, Company may then forward such Company Customer’s Customer Data, coupled with such Company Customer’s Lightbox Result, to Advertiser on Company Customers’ behalf, in the form of a pre-filled application form or otherwise (“Lightbox Stage 1”).

v.

If and when the Company Customer completes the Application and submits it through the Advertiser Website, Advertiser will then process the Company Customer’s Application and present a final result to the Company Customer as to whether or not the Company Customer is finally approved for the Lightbox Offer via Advertiser Website (“Lightbox Stage 2”).

vi.

In order to present the foregoing final approval or decline result, Advertiser shall independently pull the Company Customer’s consumer report from a third party credit bureau, and will not consider the Lightbox Result to approve or deny credit to such Company Customer.

(c)	Customer Data.

i.

The Parties agree that the Lightbox Result and the Customer Data submitted at Lightbox Stage 1 shall remain the sole property of Company and shall be deemed Company’s Confidential Information under the terms of the Agreement. Unless and until the Company Customer submits an Application through the Advertiser Website at Lightbox Stage 2, Advertiser shall not disclose, share, rent, sell, or transfer to any third party such Lightbox Result and Customer Data, and Advertiser shall not use such Lightbox Result and Customer Data for any purpose other than processing the Lightbox request as described herein. Advertiser shall not assume any ownership of the Lightbox Result and the Customer Data unless and until the Company Customer submits an Application through the Advertiser Website at Lightbox Stage 2.

ii.

For the avoidance of doubt, Customer Data submitted to Advertiser for any purpose prior to the Company Customer submitting an Application through the Advertiser Website shall remain the sole and exclusive property of Company, and Advertiser shall not disclose, share, rent, sell, or transfer to any third party such Customer Data.

iii.	Advertiser understands that the Customer Data is verified solely by the Company Customer and provided to Advertiser on the Company

Customer’s behalf, and Company makes no warranties as to the accuracy of such Customer Data and expressly disclaims any liability with respect thereto. In no event shall Company be liable for inaccuracies or omissions in the Lightbox Result and the Customer Data, except to the extent such inaccuracies or omissions were introduced by Company’s actions or omissions.

(d)

Campaign Data. During its performance under this Agreement, Company may disclose to Advertiser (i) certain aggregated and/or real-time reporting data on Model(s) performance and campaign delivery and/or (ii) data provided via Company’s secure model-building environment (collectively, “Campaign Data”). Campaign Data shall include any information derived from, or reverse-engineered from, aggregated reporting data on Model(s) performance and campaign delivery disclosed to Advertiser. Advertiser hereby agrees, with respect to Campaign Data:

i.

Advertiser shall use the Campaign Data solely to assess the performance and effectiveness of the Model(s) and not for any other purpose, including but not limited to retargeting or redirecting with tags; provided however, Advertiser may use the Campaign Data to improve the performance and effectiveness of the Model(s).

ii.	Advertiser shall not commingle Campaign Data with other data not provided by Company for any purpose, except for improving the performance and effectiveness of the Model(s).

iii.

Advertiser shall not use Campaign Data to build, append to, edit, influence, or augment user profiles, including profiles associated with any mobile device identifier or other unique identifier that identifies any particular user, browser, computer, or device.

iv.	Advertiser shall treat the Campaign Data as Company’s Confidential Information.

v.	Advertiser shall securely destroy Campaign Data as each portion thereof is no longer needed to validate or assess the Model(s) but in no event later than six (6) months after delivery.

vi.

Advertiser may access and/or store the Campaign Data solely within the territorial boundaries of the United States, Canada, and the United States territories of Puerto Rico, Guam, and the Virgin Islands.

3. ADDITIONAL CONSIDERATIONS.

3.1. Advertiser Pages. Advertiser will be solely responsible for all aspects of Advertiser- hosted web pages showing the Advertiser Products, including without limitation, customer service functions and all other matters related to the Advertiser Products. In the event the Advertiser Website is Unavailable (as defined below) for at least fifteen (15) minutes but less than one (1) hour, continuously, Advertiser shall notify Company as soon as is reasonably practicable, but in any event, within twenty-four (24) hours of the interruption. In the event the Advertiser Website becomes Unavailable for more than one (1) hour continuously, Advertiser shall notify Company as soon as is reasonably practicable, but in any event, within no more than two (2) hours of the interruption. For purposes of this section, notification by e-mail or phone shall be deemed sufficient. “Unavailable” means severe performance degradation, inaccessability, or inoperability of any portion of the Advertiser Website.

3.2. Compliance with Applicable Law. Each party agrees that it will at all times comply with all applicable Law (or the applicable portions thereof), including, without limitation, the Gramm-Leach- Bliley Act, the Dodd-Frank Act, the Fair Credit Reporting Act, the Equal Credit Opportunity Act, the Truth in Lending Act, Regulation Z, the CAN-SPAM Act, all applicable state Laws, and solely in the case of Advertiser, the Fair Debt Collection Practices Act and Regulation E. Advertiser will contract with Upstart Partners to ensure that Upstart Partners comply at all times with applicable Law. Company agrees that it shall be responsible for presenting Company Customers with all legally required customer disclosures, consents, and all other legal and financial compliance documents or notices required of Company by Law. Advertiser agrees that any contact with a Company Customer following such Company Customer’s initial referral to the Advertiser Website shall comply in all respects with all applicable Law relating to debt collection, consumer privacy, and notice of data breach.

4. Customer Privacy and Confidentiality of Information. Each party will at all times comply with applicable online privacy policies and procedures as required by Law. Each party will post a privacy policy or a link thereto on the home page of its site and on each page of its site where it collects personally identifiable information from its users. Each party shall be solely responsible for any and all third party Claims arising out of its online privacy policy or the failure to comply with its online privacy policy, except to the extent any third party Claim against a Party relates to the other party’s breach of it representations, warranty or covenant hereunder.

4.1. Confidential Information. Each party and their respective affiliates, directors, officers, employees, authorized representatives, agents and advisors (including without limitation, attorneys, accountants, consultants, bankers and financial advisors) shall keep confidential all information concerning the other party’s proprietary business procedures, products, services, operations, marketing materials, fees, policies or plans and all Nonpublic Personal Information of the other party that is received or obtained during the negotiation or performance of the Agreement, whether such information is oral or written, and whether or not labeled as confidential by such party (collectively “Confidential Information”). “Nonpublic Personal Information” shall include all personally identifiable financial information and any list, description or other grouping of consumers, and publicly available information pertaining to them, that is derived using any personally identifiable financial information that is not publicly available, and shall further include all “nonpublic personal information” as defined by federal regulations implementing the Gramm-Leach-Bliley Act, as amended from time to time. “Personally identifiable financial information” means any information a consumer provides to a party in order to obtain a financial product or service, any information a party otherwise obtains about a consumer in connection with providing a financial product or service to that consumer, and any information about a consumer resulting from any transaction involving a financial product or service between a party and a consumer. Personally identifiable information may include, without limitation, a consumer’s first and last name, physical address, zip code, email address, phone number, social security number, birth date, and any other information that itself identifies or when tied to the above information, may identify a consumer. For the avoidance of doubt, the foregoing definition of Confidential Information shall include the Model(s).

4.2. Use of Confidential Information; Data Security Matters. For as long as Confidential Information is in possession of a party, such party shall take reasonable steps, at least substantially equivalent to the steps it takes to protect its own proprietary information, to prevent the use, duplication or disclosure of Confidential Information, other than by or to its employees or agents who are directly involved in negotiating or performing this Agreement and who are apprised of their obligations under this Section and directed by the receiving party to treat such information confidentially, or except as required by Law or by a supervising regulatory agency of a receiving party; provided, that receiving party shall (i) to the extent permitted by Law, promptly notify disclosing party of such required disclosure, (ii) reasonably cooperate with disclosing party to seek confidential treatment of any information that it is required to disclose and (iii) only disclose such portion of the Confidential Information that it is legally required, in the opinion of counsel, to disclose. Any Confidential Information disclosed pursuant to the foregoing sentence shall continue to be deemed Confidential Information hereunder. Neither party shall disclose, share, rent, sell or transfer to any third party any Confidential Information. The parties shall use Confidential Information only as necessary to perform this Agreement. Advertiser will not use the Nonpublic Personal Information for any purpose other than as expressly set forth in this Agreement. Each party shall treat any Nonpublic Personal Information that it receives from the other party in a manner that is fully compliant with the disclosing party’s obligations under Title V of the Gramm-Leach-Bliley Act and any implementing regulations thereunder, including but not limited to applicable limits on the use, disclosure, storage, safeguarding and destruction of Nonpublic Personal Information. In addition, any party receiving Nonpublic Personal Information shall maintain commercially reasonable data security and disaster recovery protections that at the least are consistent with industry standards for the consumer lending industry. Company represents and warrants that the Click ID is not Nonpublic Personal Information. Company agrees to maintain physical and logical security measures to prevent unauthorized tying of its Click IDs to Nonpublic Personal Information. Each party will, and will require its agents and representatives to, implement and maintain an appropriate security program, firewall and other measures that conform to industry best practices for the Confidential Information (including Nonpublic Personal Information) to (a) ensure the security and confidentiality of the Confidential Information, (b) protect against any threats or hazards to the security or integrity of Confidential Information, and (c) prevent unauthorized access to or use of the Confidential Information. Each party will promptly notify the other in writing if it becomes aware of (i) any disclosure , dissemination, or misuse of the other’s Confidential Information (including Nonpublic Personal Information) by the notifying party, its representatives or agents in breach of this Agreement or (ii) any unauthorized access to or use of any Confidential Information (including Nonpublic Personal Information) received pursuant to this Agreement. From time to time, upon at least thirty (30) days’ prior written notification and no more than once annually, each party shall have the right to audit (or have its independent auditor audit), at the auditing party’s expense, the other party’s (and the other party’s representatives’ and agents’) compliance with the foregoing security requirements. Each party shall, and shall cause its representatives and agents to, reasonably cooperate with the auditing party and any auditing party requests in conjunction with all such audits including, but not limited to requests to correct any deficiencies discovered during such audits within a period of time mutually agreed upon, until such deficiencies are corrected. Each party’s obligation to comply with the provisions of this Section 4.2, shall, in no event, be deemed contingent upon, or otherwise affected by, the other party’s audit rights. In the event of any data breach, the parties shall comply with all applicable requirements under state and federal law with respect to notification of Company Customers. Each party shall treat any information related to a data breach affecting the other party’s customers as Confidential Information, including but not limited to the fact that such a breach has occurred.

4.3. Return of Information. Upon the termination or expiration of this Agreement, or upon request, the receiving party shall promptly return all Confidential Information received in connection with the transaction, or shall promptly destroy any materials containing such information (and any copies, extracts, and summaries thereof) and shall provide the disclosing party with written confirmation of such return or destruction upon request. Notwithstanding the foregoing, the receiving party shall not be required to destroy any automated archival backup of such Confidential Information to the extent (i) such destruction is not reasonably practicable or (ii) as required by applicable Law. Each party shall be entitled to all remedies available at law or equity, including injunctive relief, to enforce the provisions of this Section 4. The provisions of this Section 4.3 shall survive termination of this Agreement. For the avoidance of doubt, the destruction of the Model(s) is reasonably practicable and shall be promptly destroyed unless such destruction would violate applicable Law.

4.4. Upstart Partners. Advertiser shall ensure that any receipt or use by an Upstart Partner of any Confidential Information or Nonpublic Personal Information provided by Company pursuant to this Agreement comports with the restrictions and obligations in this Section 4. To the extent that Company Nonpublic Personal Information later becomes the Nonpublic Personal Information of an Upstart Partner, Advertiser will contract with Upstart Partners to ensure compliance with applicable Law.

5. REPORTING. Advertiser will deliver to Company a daily month-to-date report detailing certain user-level data regarding the performance of the Promotion, at minimum to include fields specified in Exhibit B. The form of such reports shall be mutually agreed upon by the parties in advance. In no event will any of the reporting contain any Nonpublic Personal Information of a customer of Advertiser or Upstart Partner. To the extent either party reasonably determines that the sharing of any such information does not comply with applicable Law, then the parties agree to negotiate in good faith to share such other information that is legally permitted to achieve the anticipated practical benefits intended by the information sharing.

6. CONTENT AND TRADEMARK LICENSES.

6.1. Trademark License by Advertiser. Subject to the terms and conditions of this Agreement, Advertiser hereby grants Company a royalty-free, non-exclusive, non-transferable, non- sublicenseable license during the Term to use Advertiser’s Marks solely to perform activities and obligations contemplated under this Agreement. Advertiser grants Company no rights in or to any of its trademarks, service marks or trade names, other than the rights expressly granted in the foregoing sentences. Company expressly acknowledges Advertiser’s sole and exclusive ownership of its trademarks and agrees not to take any action inconsistent with such ownership. In the event the parties decide that the Promotion shall include the Marks of an Upstart Partner, Advertiser represents and warrants that it has a contractual right to use such Upstart Partner’s Marks to perform activities and obligations contemplated under this Agreement, including granting Company the rights to use such Upstart Partner’s Marks. Company agrees further to take such additional actions, at Advertiser’s expense, as Advertiser deems reasonably necessary to establish and/or preserve Advertiser’s exclusive rights in and to its Marks. Company agrees not to form any combination marks with Advertiser’s Marks, or adopt, use or attempt to register any trademarks, service marks or trade names that are confusingly similar to Advertiser’s trademarks. All uses by Company of Advertiser’s Marks shall inure to the benefit of, and be on behalf of, Advertiser. Upon termination of this Agreement, Company shall immediately cease to use any Promotional Materials, information, names, or Advertiser’s Marks and shall remove any of Advertiser’s Marks from items and locations under its control.

6.2. Trademark License by Company. Subject to the terms and conditions of this Agreement, Company hereby grants Advertiser a royalty-free, non-exclusive, non-transferable, non-sublicenseable license during the Term to use Company’s Marks solely to perform activities and obligations contemplated under this Agreement. Company grants Advertiser no rights in or to any of its trademarks, service marks or trade names, other than the rights expressly granted in the foregoing sentences. Advertiser expressly acknowledges Company’s sole and exclusive ownership of its trademarks and agrees not to take any action inconsistent with such ownership. Advertiser agrees further to take such additional actions, at Company’s expense, as Company deems reasonably necessary to establish and/or preserve Company’s exclusive rights in and to its Marks. Advertiser agrees not to form any combination marks with Company’s Marks, or adopt, use or attempt to register any trademarks, service marks or trade names that are confusingly similar to Company’s trademarks. All uses by Advertiser of Company’s Marks shall inure to the benefit of, and be on behalf of, Company. Upon termination of this Agreement, Advertiser shall immediately cease to use any Company Marks and shall remove any Company Marks from items and locations under its control.

6.3. Reservation of Rights. Each party shall continue to own all rights, title and interest in and to its patents, know-how, trade secrets, software, trademarks and all other intellectual property, subject only to the license rights expressly granted herein.

7. TERM AND RENEWAL.

The Agreement will become effective as of the Effective Date and remain effective unless and until either party terminates this Agreement at any time, with or without cause, by providing no less than thirty (30) days prior written notice (the “Term”). Either party may terminate this Agreement immediately and without notice if the other party has materially breached any provision of this Agreement. Without limiting the foregoing, a breach under Section 3.2 or Section 9 shall be deemed a material breach for purposes of this Section 7. The termination of this Agreement shall not terminate those obligations that are expressly indicated to survive termination (including, without limitation, Section 8.1). Upon the Effective Date, the Existing Agreement shall terminate and be superseded by the terms of this Agreement.

8. FEES.

8.1. Fee. Advertiser will pay Company a marketing fee as set forth in Exhibit A (the “Marketing Fee”). The obligations to pay the Marketing Fee under this Section 8.1 shall survive any expiration or termination of this Agreement.

8.2. Billing and Payment. Based on reports provided by Advertiser, Company will render monthly invoices detailing the fees payable to Company under this Agreement, and Advertiser shall make payment of the fees shown to be due thereon, within thirty (30) days following the end of month in which such fees were earned. Notwithstanding the foregoing, Advertiser shall not be required to pay any amount reasonably in dispute, provided that Advertiser promptly notifies Company in writing of the amount in dispute and the reasonable basis therefore. The parties will investigate and resolve any dispute in a timely and reasonable manner.

8.3. Records; Audit. Each of Company and Advertiser will maintain accurate and complete records of all information necessary to determine compliance with this Agreement and the covenants and obligations hereunder. Each of Company and Advertiser shall maintain such records during the term of this Agreement and for a period of three (3) years following expiration or termination of this Agreement or longer if required by Law (the “Records Period”). During the Records Period, each of Company and Advertiser shall have the right, upon ten (10) business days prior written notice, no more than once in any 12 month period unless the auditing party reasonably suspects the other party is in breach of this Agreement, at such party’s expense, to engage a third party auditor (provided such auditor has executed a customary confidentiality agreement) or to designate certain of its employees to review such records of the other party during normal business hours, to determine compliance with its obligations under this Agreement (each, an “Audit”). Each party’s personnel will reasonably cooperate with the other party in connection with such Audits, including but not limited to requests to correct any deficiencies discovered during such Audit. If any Audit conducted by Company identifies an underpayment in excess of ten percent (10%) of the aggregate payments payable to Company hereunder, Advertiser shall be liable to Company for the full amount of such underpayment and shall reimburse Company for the total costs of such Audit, which amounts shall be paid to Company within thirty (30) days of presentation of Company’s Audit findings to

Advertiser. If any such Audit identifies any fraud, misrepresentation or non-performance, the party committing such fraud, misrepresentation, or non-performance shall reimburse the other party for the total costs of such Audit. For the avoidance of doubt, the foregoing sentence shall not limit a party’s available remedies in connection with any such fraud, misrepresentation or non-performance by the other party.

8.4. Additional Records. Advertiser shall maintain the Loan Records related to Funded Loans under this Agreement for at least the period of time required by applicable Law. Where Company is required to provide Loan Records for Funded Loans to a Government Authority, Advertiser agrees, upon reasonable notice from Company: (i) to cooperate, with Company in providing such Loan Records to the Government Authority, and (ii) to the extent Advertiser does not have the Loan Records in connection with an Upstart Partner with whom such Funded Loan relates, Advertiser shall use commercially reasonable efforts to require such Upstart Partner to cooperate with Company in providing such Loan Records to the Governmental Authority. Company shall maintain Customer Records related to Company Customers under this Agreement for at least the period of time required by Law. Where Advertiser is required to provide Customer Records to a Government Authority, Company agrees, upon reasonable notice from Advertiser, to cooperate with Advertiser in providing such Customer Records to the Government Authority. “Customer Records” means the records kept in the normal course of business by Company, in accordance with applicable Law, related to each Company Customer referred to the Advertiser Website, including without limitation the disclosures Company displayed to a Company Customer on the Company Website.

9. REPRESENTATIONS AND WARRANTIES.

9.1. Representations by Each Party. Each party represents and warrants as follows:

(a)

It has full power and authority to enter into this Agreement, to perform all of its obligations hereunder, and its entry into this Agreement does not violate any other agreement, understanding or arrangement by which it is bound.

(b)	Its performance of its obligations under this Agreement shall at all times comply with all applicable Law that apply to the performance of its obligations under the Agreement.

(c)	Its websites and services, including its collection and use of Nonpublic Personal Information, will comply with all applicable Law.

(d)	It has acquired and shall maintain throughout the Term all rights and licenses necessary in connection with the performance of its obligations hereunder.

(e)	It is now, and will be at all times throughout the Term, in compliance with all Laws relating to the operation of its business.

9.2. Representations by Advertiser. Advertiser represents that as of the date hereof, and at all times throughout the Term, with respect to itself and Upstart Partners, to the extent that Advertiser has such knowledge, and except as previously disclosed to Company, as it relates to the marketing efforts and lending practices tied to an Advertiser Product offered under this Agreement: (i) it has not, within the past twelve (12) months, received any material inquiry, investigation, civil investigative demand, subpoena or other similar request from any Governmental Authority and (ii) it is not (x) the subject of any material enforcement action or complaint by any Governmental Authority or (y) named in any civil or criminal proceedings by any Governmental Authority or any Governmental Order. In the event that Advertiser is no longer in compliance with any part of this Section 9.2 at any time throughout the Term, Advertiser shall immediately notify the Company in writing of such non-compliance. Any such non-compliance shall be considered a material breach hereunder.

9.3. Representations by Company. Company represents that as of the date hereof, and at all times throughout the Term, and except as previously disclosed to Advertiser: (i) it has not, within the past twelve (12) months, received any material inquiry, investigation, civil investigative demand, subpoena or other similar request from any Governmental Authority specifically related to a Promotion, and (ii) it is not (x) the subject of any material enforcement action or complaint by any Governmental Authority specifically related to a Promotion or (y) named in any civil or criminal proceedings by any Governmental Authority or any Governmental Order specifically related to a Promotion. In the event that Company is no longer in compliance with any part of this Section 9.3 at any time throughout the Term, Company shall immediately notify the Advertiser in writing of such non-compliance. Any such non-compliance shall be considered a material breach hereunder.

10. DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE ADVERTISER WEBSITE AND THE COMPANY WEBSITE ARE EACH PROVIDED FOR USE “AS IS” WITHOUT WARRANTY OF ANY KIND. TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, EACH PARTY DISCLAIMS ALL WARRANTIES OF ANY KIND, WHETHER STATUTORY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

11.	INDEMNIFICATION.

11.1. Indemnification by Advertiser. Advertiser shall indemnify, defend and hold Company harmless from and against any third party Claim attributable to or arising from a (i) violation of any state or Federal law, rule or regulation, or any other illegal or actionable act or omission by or on behalf of Advertiser, an Upstart Partner, or their affiliates in connection with a Promotion offered under this Agreement; (ii) breach of any material covenant, obligation, representation or warranty in this Agreement by or on behalf of Advertiser; and (iii) infringement of any intellectual property rights, contracts rights or tort rights (including the right of publicity or right of privacy) of any third party by Advertiser or an Upstart Partner in connection with a Promotion under this Agreement. Advertiser agrees to further indemnify, defend and hold Company harmless from and against any Claim made by Upstart Partner related to Company’s use of Upstart Partner’s Marks as permitted by this Agreement, provided such use complied with Advertiser’s instructions. Advertiser agrees to promptly pay and fully satisfy any and all Losses, judgments or expenses, including, without limitation, reasonable attorneys’ fees, actually incurred or sustained, as a result of any Claims of the types described in this Section 11.1.

11.2. Indemnification by Company. Company shall indemnify, defend and hold Advertiser harmless from and against any third party Claim that is attributable to or arises from (i) Company’s violation of any state or Federal law, rule or regulation, or any other illegal or actionable act or omission by or on behalf of Company in connection with a Promotion offered under this Agreement; (ii) Company’s breach of any material obligation, representation or warranty in this Agreement; and (iii) Company’s infringement of any intellectual property rights, contracts rights or tort rights (including the right of publicity or right of privacy) of any third party in connection with a Promotion under this Agreement. Company further agrees to indemnify, defend and hold Advertiser harmless from and against any Claim made by an Upstart Partner related to Company’s use of Upstart Partner’s Marks other than as permitted under this Agreement. Company agrees to promptly pay and fully satisfy any and all Losses, judgments or expenses, including, without limitation, reasonable attorneys’ fees, actually incurred or sustained, as a result of any Claims of the types described in this Section 11.2.

11.3. Procedures. The Indemnified Party shall: (i) promptly notify the Indemnifying Party in writing of any Losses for which the Indemnified Party seeks indemnification; (ii) provide reasonable cooperation to the Indemnifying Party and its legal representatives in the investigation of any matter which is the subject of indemnification; and (iii) permit the Indemnifying Party to have full control over the defense and settlement of any matter subject to indemnification; provided, however, that the Indemnifying Party shall not enter into any settlement that affects the Indemnified Party’s rights or interests without the Indemnified Party’s prior written consent, which shall not be unreasonably withheld or delayed. The Indemnified Party shall have the right to participate in the defense at its own expense.

12. LIMITATION ON LIABILITY. EXCEPT IN THE EVENT OF A BREACH OF SECTIONS 3.2 (COMPLIANCE WITH APPLICABLE LAW), 4 (CUSTOMER PRIVACY AND CONFIDENTIALITY OF INFORMATION), OR 9 (REPRESENTATIONS, WARRANTIES AND COVENANTS), AND A PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR EXEMPLARY DAMAGES (EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS.

13. MISCELLANEOUS.

13.1. Survival. The provisions of Sections 3.2 (Compliance with Law), Sections 4 (Customer Privacy and Confidentiality of Information), 8 (Fees), 10 (Disclaimer), 11 (Indemnification), 12 (Limitation on Liability) and 13 (Miscellaneous), in each case including any related exhibits, shall survive the expiration or earlier termination of this Agreement.

13.2. Public Statements. Neither party will make any announcements or statements to the public concerning the relationship between them or the transactions described herein without the prior written consent of the other party. Unless otherwise provided herein, neither party will use the other party’s name, trademark or logos without the prior written consent of the other party.

13.3. Governing Law. The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to any conflict of law provisions. Should a dispute arise under or in relation to this Agreement, jurisdiction over and venue of any suit arising out of this Agreement shall be exclusively in the state and federal courts of San Francisco, California.

13.4. Modification. This Agreement may not be modified except by a writing signed by an authorized signatory of each party. No waiver, modification or amendment of this Agreement shall be effective unless made in a writing signed by the party to be bound.

13.5. Independent Contractors. The parties are acting as independent contractors to each other under this Agreement, and nothing contained in this Agreement shall create or suggest any affiliation, association, partnership, agency or joint venture between the parties. Neither party shall represent itself or act as the associate, partner, agent or joint venturer of the other party in any way whatsoever. Neither party shall have the authority to bind or commit the other party for any purpose and will not hold themselves out as having the authority to do so.

13.6. Assignment. Neither party shall assign any right or any obligation under this Agreement without the prior written consent of the other party, and any such attempted assignment shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

13.7. Waiver. No waiver by either party or any breach or default hereunder shall be deemed to be a waiver of any preceding or subsequent breach or default.

13.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

13.9. Severability. If any provision of this Agreement shall be found by a court of competent jurisdiction to be invalid or unenforceable, such finding shall not affect the validity or enforceability of this Agreement as a whole or of any other provision of this Agreement.

13.10. Notices. All notices required or permitted under this Agreement must be in writing and shall be deemed effectively given: (i) upon delivery, when delivered personally against receipt therefor; (ii) upon delivery when sent by certified mail, postage prepaid and return receipt requested; (iii) upon transmission, when transmitted by email, facsimile, or other electronic transmission method, provided that receipt is confirmed; or (iv) upon delivery, when sent by Federal Express or other nationally recognized overnight delivery service. Any such notice shall be sent to the party to whom notice is intended to be given at its address as shown below:

Advertiser:    Upstart Network, Inc.

2950 S. Delaware St., #300

San Mateo, CA 94403

ATTN: Legal Department

With a copy by email to

Company:     Credit Karma Offers, Inc.

760 Market St., 10th Floor

San Francisco, CA 94102

Email: ***

ATTN: Legal Department

13.11. Force Majeure. Neither party shall be liable to the other for any default or delay in performance of any of its obligations under this Agreement to the extent that such default or delay is caused, directly or indirectly, by an event beyond such party’s reasonable control, including without limitation, fire, flood, earthquake or other acts of God; wars, rebellions or revolution; acts of terrorism; riots or civil disorders; accidents or unavoidable casualties; interruptions in transportation, communications or power facilities; or changes in law, treaties, rulings, regulations, decisions or requirements of any Governmental Authority.

IN WITNESS WHEREOF, each party has caused this Agreement to be signed by its duly authorized officer as of the Effective Date.

ADVERTISER		CREDIT KARMA OFFERS, INC.

By:	/s/ Shavaugn Lewis	By:	/s/ Anand Devendran

Print:	Shavaugn Lewis	Print:	Anand Devendran

Title:	Senior Legal Counsel	Title:	General Manager, Personal Loans

EXHIBIT A

MARKETING FEE

1. Definitions. For the purposes of this Exhibit A, the terms in this section shall have the following definitions:

a.	“Credit Score” means a Company Customer’s Transunion VantageScore as verified by Company;

b.	“Gross Issued Loan Amount” means the total amount of the Funded Loan, inclusive of origination or other fees;

c.	“Lightbox” shall have the meaning set forth in the Agreement.

2. Marketing Fees. Advertiser shall pay Company for each Funded Loan according to the following schedule (each a “Marketing Fee”):

a.	For Funded Loans of less than or equal to $35,000.00, the Marketing Fee per Funded Loan shall be the greater of (i) $100.00, or (ii) 2.95% of the Gross Issued Loan Amount.

b.	For Funded Loans of more than $35,000.00, the Marketing Fee per Funded Loan shall be $1,032.50, plus 1.00% of the Gross Issued Loan Amount above $35,000.00.

3. Discounts. The following discount schedule and additional terms shall apply to the above Marketing Fees (collectively, the “Discounts”):

a.	Platform Coverage Discount. Advertiser shall receive a 35% discount to the Marketing Fee for Funded Loans to Company Customers with Credit Scores below 580.

b.	Lightbox Discount. For Funded Loans originated via the Lightbox platform, Advertiser is eligible for the following discounts:

i.	For Lightbox offers labeled “Pre-approved”, Advertiser is eligible for a 10% discount off the Marketing Fee.

ii.	For Lightbox offers labeled “Pre-selected”, Advertiser is eligible for a 5% discount off the Marketing Fee.

iii.	For Lightbox offers labeled “Excellent”, Advertiser is not eligible for a Lightbox Discount.

4. Calculation of Discounts. For Funded Loans where more than one Discount is applicable, the Discounts shall be applied sequentially. In these cases, each additional Discount after the initial Discount shall be applied to the Marketing Fee adjusted for the previously applied Discounts. (For example, in the event of a Funded Loan obtained through a Lightbox offer labeled “Pre-approved” by a Company Customer with a Credit Score below 580 in the amount of $12,000.00, the Marketing Fee before Discounts would be $354.00 total which is the product of $12,000.00 * 2.95%. The Marketing Fee after Discounts would be calculated as follows: $354.00 – ($354.00 * 35%) = $230.10 – ($230.10 * 10%) = $207.09).

5. Additional Considerations. For Funded Loans that cannot be mapped to a Credit Score, Company will apply the Blended Fee Level, including Discounts, over the same month for the remaining Funded Loans where a Credit Score is available. The “Blended Fee Level” is a percentage of the Gross Issued Loan Amount, calculated as the total Marketing Fee after Discounts for Funded Loans where a Credit Score is available divided by the total Gross Issued Loan Amount for these Funded Loans (for clarity, if the total Marketing Fee after Discounts for the Funded Loans where a Credit Score is available is $12,500 and the total

Gross Issued Loan Amount is $500,000 for these Funded Loans, the resulting percentage would apply: (total Marketing Fee after Discounts / total Gross Issued Loan Amount = $12,500.00 / $500,000.00 = 2.5%). If the total Gross Issued Loan Amount for the Funded Loans that cannot be mapped to a Credit Score is $100,000.00, the total Marketing Fees for those Funded Loans would be $2,500.00 (2.5%* $100,000.00)).

6. Restrictions. In no event shall any Marketing Fee after Discounts per Funded Loan fall below $100.00. (For example, in the event of a Funded Loan obtained through a Lightbox offer labeled “Pre- approved” to a Company Customer with a Credit Score below 580 for a loan amount of $3,000.00, the Marketing Fee before Discounts would be $100.00. No Discounts would apply because the Marketing Fee is already at $100.00). No Marketing Fee shall be due for any Funded Loan for a resident of Massachusetts where (i) the amount of the Funded Loan is $6500.00 or less; and (ii) the Funded Loan has an APR of 23.00% or more. For clarification, Advertiser must report these Funded Loans to Company as set forth herein, and a $0.00 Platform Fee shall be applied.

7. Reporting. Advertiser will deliver to Company a daily, rolling historical report detailing certain user- level data regarding the performance of the Advertiser Products for at least the past ninety (90) days, at a minimum to include the information set forth in the form set forth as Exhibit B; provided however, that Advertiser will not be required to include the “offerType” data field in such report. Advertiser will use commercially reasonably efforts to provide the “offerType” data field for Company Customers with a Funded Loan within the past ninety (90) days’ to Company as soon as commercially feasible. To the extent either party reasonably determines that the sharing of any such information does not comply with applicable law, then the parties agree to negotiate in good faith to share such other information that is legally permitted to achieve the anticipated practical benefits intended by the information sharing.

8. Notice. All Marketing Fees and Discounts are at Company’s sole discretion and may be changed at any time upon written notice to Advertiser, where electronic mail shall be sufficient written notice. Any change that would have resulted in a higher Blended Fee Level if active during the most recent invoiced period (at the time of notification) shall require thirty (30) days written notice to Advertiser, where electronic mail shall be sufficient written notice. For the purposes of this Exhibit A, notice shall be deemed given twenty-four (24) hours from the time any such electronic mail communication was sent.

EXHIBIT B

FORM OF REPORTS

Field	Format	Applicable Channel

CKtrackingID	STRING	ITA/PQ/LB

sourceEventId	STRING	ITA/PQ/LB

offerType	STRING: PQ | ITA | LB	ITA/PQ/LB

isApplication	BINARY: 0 or 1	ITA/PQ/LB

isApproval	BINARY: 0 or 1	ITA/PQ/LB

isOfferAccepted	BINARY: 0 or 1	ITA/PQ/LB

isFunded	BINARY: 0 or 1	ITA/PQ/LB

applicationDate	DATE: MM/DD/YYYY	ITA/PQ/LB

approvalDate	DATE: MM/DD/YYYY	ITA/PQ/LB

fundedDate	DATE: MM/DD/YYYY	ITA/PQ/LB

postingDate	DATE: MM/DD/YYYY	ITA/PQ/LB

amountApplied	NUMBER	ITA/PQ/LB

amountApproved	NUMBER	ITA/PQ/LB

termApproved • To be included explicitly or derived implicitly from APRApproved below	INTEGER: Months	ITA/PQ/LB

APRApproved • apr_approved_3_year • apr_approved_5_year • apr_approved_7_year • APRs for any additional terms offered by Advertiser	NUMBER: Decimal	ITA/PQ/LB

amountFunded	NUMBER	ITA/PQ/LB

termFunded	INTEGER: Months	ITA/PQ/LB

APRFunded	NUMBER: Decimal	ITA/PQ/LB

originationFee (if applicable)	NUMBER	ITA/PQ/LB

State	STRING	ITA/PQ/LB

isSecuredOffer (if applicable)	BINARY: 0 or 1	PQ/LB

isSecuredFunding (if applicable)	BINARY: 0 or 1	PQ/LB

branchApplication (if applicable)	BINARY: 0 or 1	ITA/PQ/LB

branchApproval (if applicable)	BINARY: 0 or 1	ITA/PQ/LB

LBincomeBand (if applicable)	STRING: Band code	LB

LBofferTerm (if applicable)	INTEGER: Months	LB

LBloanAmount (if applicable)	NUMBER	LB

LBofferAPR (if applicable)	NUMBER: Decimal	LB

LBofferBadge (if applicable)	STRING: PS | PA | EX	LB

PartnerincomeBand (if applicable)	STRING: Band code	LB

EXHIBIT C

Credit Karma, Inc. 760 Market Street, 5th Floor San Francisco, CA 94102

Loans Partner Process for Updates

If you would like to make any legal, marketing, or rate updates on Credit Karma, please notify your business contact who will send over the current offer matrix, via shared excel file, for implementation.

How to Submit Change Requests for Loan Offers

Upon receipt of the shared excel loan matrix,

1)	Please ensure that you have the latest version of the matrix and verify that all the information is accurate and up-to-date.

2)	Please make any necessary changes in the excel file provided by your business contact. The excel doc will automatically track any changes made.

3)	Please save the excel file and email back to your business contact for implementation.

Allotted Time to Completion

For legal and/or marketing updates, please allow up to five (5) business days for changes to be completed.

For rate updates, please allow up to two (2) business days for changes to be completed.

If you have a specific deadline that must be met, please be sure to let your business contact know in the email.

www.creditkarma.com	Credit Karma, Inc.

EXHIBIT D

ADVERTISER’S COMPLIANCE REQUIREMENTS

Credit Consent (FCRA)

•

Where applicable and in connection with a Promotion, Company must give the Company Customer the opportunity to affirmatively consent to have his/her credit report pulled by Advertiser. The following are non-exhaustive principles of what is considered “affirmative”:

○	Credit consent language that is displayed on the page directly above a “call to action” button is considered affirmative.

○	Credit consent language on a separate link is considered affirmative if the Company Customer must complete a check box or other affirmative action agreeing to the contents on the link.

○	Credit consent language behind a link in which a Company Customer does not have to make an affirmative action to agree to is not affirmative.

Consent to Electronic Disclosures (E-SIGN Act)

•

Where applicable and in connection with a Promotion, Company must give the Company Customer the opportunity to affirmatively consent to receive electronic disclosures. That consent must specify that the approval is extended to third parties in connection with the inquiry the Company Customer is making.

Adverse Action Disclosures (FCRA/ECOA)

•

Company shall not represent to Company Customers that a Pre-Qualification Request to Advertiser constitutes an application for credit. Notwithstanding the foregoing, Advertiser acknowledges that Company’s other advertisers may consider a pre-qualification request on the Company Website as an application for credit, and accordingly, Advertiser shall not interpret any language in support of such other advertisers’ position on the Company Website as a violation by Company of the foregoing sentence.

•

At the beginning of each Pre-Qualified Request and prior to providing the Pre-Qualified Offers, Company shall not list Advertiser or any Upstart Partner as possible lenders to whom the Company Customer may be inquiring with respect to the Pre-Qualified Request. In the event that this cannot be avoided, and a Pre-Qualified Offer is not presented to the Company Customer, a disclosure must be presented informing the Company Customer that no credit decision has been made by Advertiser, and that Company Customer is invited to apply on the Advertiser Website. Notwithstanding the foregoing, Advertiser acknowledges that Company Customers may see Advertiser’s Marks or a Promotion on other pages on the Company Website not designated for Company’s pre-qualification platform (e.g. pages showing “Invitation to Apply” offers) and such instance shall not be deemed as a violation by Company of the foregoing sentences.

•	No language in the Company Website may state that a Company Customer has been declined by Advertiser in connection with an Application.

Truth in Lending

•	On pages of the Company Website where a Promotion is displayed, Company shall also display clear disclosures that the products offered are advertiser products.

•	On pages of the Company Website where a Promotion is displayed, Company shall disclose that the rates displayed are subject to change and based on submission of an Application.

•	Company shall not make any false or misleading claims or any statements in a Promotion that could be construed as unfair, deceptive, or abusive as defined by Regulation Z.

•

If the Promotion contains a triggering term (e.g. loan term, finance charge, APR, or amount of monthly payment), it must also include the terms of repayment (as defined by the Truth in Lending Act) and the APR.